    As filed with the Securities and Exchange Commission on November 4, 1999

                                                      Registration No. 333-84703
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 8

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               WEBVAN GROUP, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

              DELAWARE                               7389                              77-0446411
  (STATE OR OTHER JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL               (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)             IDENTIFICATION NUMBER)

                    1241 EAST HILLSDALE BOULEVARD, SUITE 210
                         FOSTER CITY, CALIFORNIA 94404
                                 (650) 524-2200
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               GEORGE T. SHAHEEN
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               WEBVAN GROUP, INC.
                    1241 EAST HILLSDALE BOULEVARD, SUITE 210
                         FOSTER CITY, CALIFORNIA 94404
                                 (650) 524-2200
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

                JEFFREY D. SAPER, ESQ.                                WILLIAM H. HINMAN, ESQ.
              J. ROBERT SUFFOLETTA, ESQ.                               DANIELLE CARBONE, ESQ.
                 ROBERT G. DAY, ESQ.                                    SHEARMAN & STERLING
                 ANIL P. PATEL, ESQ.                               1550 EL CAMINO REAL, SUITE 100
           WILSON SONSINI GOODRICH & ROSATI                         MENLO PARK, CALIFORNIA 94025
               PROFESSIONAL CORPORATION                                    (650) 330-2200
                  650 PAGE MILL ROAD
           PALO ALTO, CALIFORNIA 94304-1050
                    (650) 493-9300

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after this Registration Statement is declared effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is to register additional securities for an offering pursuant to rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE



     This Amendment No. 8 to the Form S-1 Registration Statement is being filed for the sole purpose of filing an exhibit.


                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the securities being registered. All amounts shown are estimates except for the SEC registration fee and the NASD filing fee.

SEC registration fee.......................................  $  103,903
NASD filing fee............................................      30,500
Nasdaq National Market Fees................................      80,000
Blue Sky qualification fees and expenses...................      10,000
Printing and engraving expenses............................     600,000
Accountant's fees and expenses.............................     350,000
Legal fees and expenses....................................     750,000
Miscellaneous..............................................      75,597
                                                             ----------
          Total............................................  $2,000,000
                                                             ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by such section.

     The Registrant's Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

     The Registrant's Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the Registrant if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the Registrant, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

     The Registrant has entered into indemnification agreements with its directors and executive officers and intends to enter into indemnification agreements with any new directors and executive officers in the future.

     The Registrant has director and officer liability insurance that covers matters, including matters arising under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     Since the Registrant's inception in December 1996 through November 1, 1999, the Registrant has issued and sold the following unregistered securities:

      1. Between April and September 1997, the Registrant issued an aggregate of 64,034,472 shares of Common Stock of the Registrant to Louis H. Borders and his family members, David Rock and entities and persons affiliated with Wilson Sonsini Goodrich & Rosati, P.C. pursuant to restricted stock purchase agreements for an aggregate amount of $53,362.06.

      2. Between September 1997 and November 1999, the Registrant granted and issued options to purchase an aggregate of 81,632,238 shares of Common Stock of the Registrant to executive officers, employees, Ramsey Beirne Associates, Inc., Christos Cotsakos and Yahoo! Inc. pursuant to the Registrant's 1997 Stock Plan with an aggregate exercise price of $148,036,141.57. The executive officers include Kevin R. Czinger, Arvind Peter Relan,

         S. Coppy Holzman, Gary B. Dahl, Mark J. Holtzman, Christian T. Mannella, David S. Rock, Robert H. Swan and Mark X. Zaleski.

      3. In October 1997, the Registrant issued an aggregate of 111,643,872 shares of Series A Preferred Stock of the Registrant to entities affiliated with Sequoia Capital, entities associated with Benchmark Capital Partners, entities and persons affiliated with Wilson Sonsini Goodrich & Rosati, P.C., unaffiliated investors and Louis H. Borders for an aggregate amount of $10,699,204.40.

      4. From December 1997 to February 1998, the Registrant issued an aggregate of 991,296 shares of Series A Preferred Stock of the Registrant to consultants for an aggregate amount of $94,999.20. The consultants include DHR International, Inc., Information Technology Partners, Inc. and Daniel P. Bowman.

      5. From April 1998 to November 1999, the Registrant issued an aggregate of 24,895,137 shares of Common Stock of the Registrant to executive officers, employees, Christos Cotsakos and Ramsey Beirne Associates, Inc. pursuant to the Registrant's 1997 Stock Plan for an aggregate exercise price of $1,124,224.21. The executive officers include Arvind Peter Relan, S. Coppy Holzman, Gary B. Dahl, Mark J. Holtzman, Vivek Joshi, Christian T. Mannella and David S. Rock.

      6. In May 1998, the Registrant issued 16,380,000 shares of Series B Preferred Stock of the Registrant to SOFTBANK Holdings, Inc. for an amount of $14,960,400.

      7. In May 1998, the Registrant granted and issued a warrant to purchase 164,232 shares of Series B Preferred Stock of the Registrant to Comdisco for an exercise price of $149,998.56.

      8. In June 1998, the Registrant issued an aggregate of 21,341,976 shares of Series B Preferred Stock of the Registrant to SOFTBANK Holdings, Inc. and Raj Vattikuti for an aggregate amount $19,492,338.08.

      9. From June 1998 to September 1998, the Registrant issued an aggregate of 1,379,328 shares of Series B Preferred Stock of the Registrant to consultants and individual investors for an aggregate amount of $1,259,786.24. The consultants include Harbor Belmont Associates, Distribution Planning, Inc. and individuals associated with Distribution Planning, Inc.

     10. In June 1998, the Registrant granted and issued an aggregate of 18,000 shares of Series B Preferred Stock of the Registrant to employees for an aggregate amount of $16,440.

     11. In November 1998, the Registrant granted and issued warrants to purchase an aggregate of 2,233,572 shares of Series B Preferred Stock of the Registrant to equipment lessors for an aggregate exercise price of $2,039,995.76. The equipment lessors include Lighthouse Capital Partners II, L.P., Dominion Capital Management, LLC, Imperial Bank, MMC/GATX Partnership No. 1 and Venture Lending & Leasing, Inc.

     12. In January 1999, the Registrant issued an aggregate of 12,000 shares of Series B Preferred Stock of the Registrant to employees for an aggregate amount of $10,960.

     13. In January 1999, the Registrant issued an aggregate of 32,281,200 shares of Series C Preferred Stock of the Registrant to venture investors for an aggregate amount of $74,999,988. The venture investors include Yahoo! Inc. and E*TRADE Group, Inc.

     14. In April 1999, the Registrant issued an aggregate of 60,000 shares of Series C Preferred Stock of the Registrant to individual investors for an aggregate amount of $139,400.

     15. In June 1999, the Registrant issued 450,000 shares of Common Stock of the Registrant to Kevin R. Czinger for an amount of $607,500.

     16. In July and August 1999, the Registrant issued an aggregate of 21,670,605 shares of Series D-2 Preferred Stock of the Registrant to SOFTBANK Holdings, Inc., Goldman, Sachs & Co. and Sequoia Capital and their affiliates for an aggregate amount of $274,999,997.40.

     17. In July 1999, the Registrant granted and issued warrants to purchase an aggregate of 1,812,000 shares of Series C Preferred Stock of the Registrant to Vintage Island Partners and Bechtel Corporation for an aggregate exercise price of $4,209,880.

     18. In August, September and October 1999, the Registrant issued 22,500 shares of common stock of the Registrant to Ramsey Beirne Associates, Inc. for services provided.

     19. In September 1999, the Registrant issued 150,000 shares of Series C Preferred Stock of the Registrant to Bechtel Corporation for $348,500.

     20. In September 1999, the Registrant granted and issued options to purchase an aggregate of 903,075 shares of common stock of the Registrant to employees pursuant to the Registrant's 1997 Stock Plan with an aggregate exercise price of $9,741,172.01.

     21. Between September and November 1999, the Registrant granted and issued options to purchase an aggregate of 3,037,740 shares of common stock of the Registrant to employees, Gregory Beutler, and Robert H. Swan pursuant to the Registrant's 1999 Nonstatutory Stock Option Plan with an aggregate exercise price of $29,439,753.

     22. In September 1999, the Registrant granted and issued options to purchase an aggregate of 15,150,000 shares of common stock of the Registrant to Barton Executive Search, a consultant, and George T. Shaheen, an executive officer, pursuant to the Registrant's 1999 Nonstatutory Stock Option Plan with an aggregate exercise price of $121,618,005.

     23. In October 1999, the Registrant issued 1,250,000 shares of common stock of the Registrant to George T. Shaheen in connection with his employment.

     24. In October 1999, the Registrant issued 2,500 shares of common stock of the Registrant to Cooley Godward LLP for services provided and 40,500 shares of common stock of the Registrant to Peter Keen, a consultant, for services being provided.

     25. In October 1999, the Registrant issued 15,000 shares of common stock of the Registrant to Sanjay Uppal, an employee, pursuant to the Registrant's 1999 Nonstatutory Stock Option Plan for an exercise price of $49,999.50.

     There were no underwriters involved in connection with any transaction set forth above. The issuances of the securities in paragraphs 2, 5, 15 and 21 of this Item 15 were deemed to be exempt from registration under the Securities Act in reliance upon Rule 701 promulgated thereunder as grants of options pursuant to written compensatory benefit plans approved by the Registrant's Board of Directors. The other issuances set forth in this Item 15 were deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act and Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering.

     In all of such transactions, the recipients of securities represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the securities issued.

     The following table summarizes the benefits to the executive officers and directors in connection with the above issuances, based upon an assumed initial public offering price of $14.00 per share, as compared to the price at which such parties purchased the Registrant's securities.

                                                                  PRICE PAID
      EXECUTIVE OFFICER OR DIRECTOR           NUMBER OF SHARES    PER SHARE     VALUE OF BENEFIT
      -----------------------------           ----------------    ----------    ----------------
Louis H. Borders..........................       14,117,328        $0.00083     $197,630,874.62
                                                 22,240,896         0.09583      309,241,198.94
George T. Shaheen.........................        1,250,000         0.00000       17,500,000.00
Kevin R. Czinger..........................          450,000         1.35000        5,692,500.00
Arvind Peter Relan........................        3,828,000         0.01250       53,544,150.00
Gary B. Dahl..............................        2,250,000         0.00083       31,498,132.50
Mark J. Holtzman..........................        1,260,000         0.00083       17,638,954.20
                                                    600,930         0.01250        8,405,508.38
S. Coppy Holzman..........................        2,250,000         0.00083       31,498,132.50
Vivek Joshi...............................           30,000         3.33333          320,000.10
Christian T. Mannella.....................           78,000         0.41667        1,059,499.74
David S. Rock.............................        3,600,000         0.00083       50,397,012.00
                                                    360,000         0.01250        5,035,500.00
Christos Cotsakos.........................          684,462         0.10000        9,514,021.80

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits


EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
 1.1#     Form of Underwriting Agreement
 3.1#     Certificate of Incorporation of the Registrant
 3.2#     Restated Certificate of Incorporation of the Registrant
 3.3#     Bylaws of the Registrant
 3.4#     Restated Certificate of Incorporation of the Registrant to
          be filed following the closing of the offering.
 4.1#     Specimen Common Stock Certificate
 4.2#     Registration Rights Agreement dated October 29, 1997, as
          amended
 5.1#     Opinion of Wilson Sonsini Goodrich & Rosati, Professional
          Corporation
10.1#     Form of Indemnification Agreement between the Registrant and each of its directors and officers
10.2#     1997 Stock Plan and form of agreements thereunder
10.3#     1999 Employee Stock Purchase Plan
10.4#     Lease Agreement dated April 1, 1998 between the Registrant and Lincoln Coliseum Distribution Center for premises in
          Oakland, California
10.5#     Lease Agreement dated March 4, 1999 between the Registrant and AMB Property, LP for premises in Atlanta, Georgia
10.6#     Lease Agreement dated January 21, 1997 between the
          Registrant and Dove Holdings, Inc. for premises in Foster
          City, California
10.7#     Lease and Security Agreement dated November 18, 1998 between the Registrant and Lighthouse Capital Partners and other
          lenders
10.8#     Offer Letter dated March 18, 1999 between the Registrant and
          Kevin R. Czinger
10.9#     Offer Letter dated February 2, 1998 between the Registrant and Arvind Peter Relan
10.10#    Offer Letter dated December 14, 1998 between the Registrant and Mark X. Zaleski
10.11#    Offer Letter dated March 31, 1997 between the Registrant and
          Gary B. Dahl
10.12#    Offer Letter dated June 5, 1997 between the Registrant and
          Mark J. Holtzman
10.13#    Offer Letter dated September 3, 1997 between the Registrant and S. Coppy Holzman
10.14#    Contract dated July 8, 1999 for turnkey design/build
          construction and related services between the Registrant and
          Bechtel Corporation
10.15#    Warrant dated July 8, 1999 issued to Bechtel Corporation
10.16#    Warrant dated May 27, 1998 issued to Comdisco Ventures
10.17#    Warrant dated November 18, 1998 issued to Lighthouse Capital
          Partners

EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
10.18#    Internet Data Services Agreement dated January 21, 1999
          between the Registrant and Exodus Communications, Inc.
10.19#    1999 Nonstatutory Stock Option Plan and form of agreements thereunder
10.20#    Employment Agreement between the Registrant and George T.
          Shaheen
10.21#    Offer Letter dated August 19, 1999 between the Registrant
          and Gregory Beutler
10.22#    Offer Letter dated July 25, 1999 between the Registrant and
          Vivek M. Joshi
10.23#    Offer Letter dated October 2, 1999 between the Registrant
          and Robert H. Swan
10.24     Exclusive Supply and Sole Source Agreement between the
          Registrant and Diamond Phoenix Corporation
10.25#    Offer Letter dated November 10, 1998 between the Registrant and Christian T. Mannella
23.1#     Consent of Deloitte & Touche LLP, Independent Auditors
23.2#     Consent of Counsel (see Exhibit 5.1)
24.1#     Power of Attorney
24.2#     Power of Attorney
24.3#     Power of Attorney for George T. Shaheen
27.1#     Financial Data Schedule


-------------------------
# Previously filed


     (b) Financial Statement Schedules


     Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 8 to Registration Statement to be signed on its behalf by the undersigned, thereunto, duly authorized in Foster City, California, on November 4, 1999.


                                          Webvan Group, Inc.

                                          By:     /s/ KEVIN R. CZINGER
                                            ------------------------------------
                                                      Kevin R. Czinger
                                                   Senior Vice President,
                                              Corporate Operations and Finance


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on November 4, 1999 by the following persons in the capacities indicated.


                      SIGNATURE                                             TITLE
                      ---------                                             -----

                          *                                   Chairman of the Board of Directors
-----------------------------------------------------
                  Louis H. Borders

                          *                                               President,
-----------------------------------------------------        Chief Executive Officer and Director
                  George T. Shaheen                             (Principal Executive Officer)

                /s/ KEVIN R. CZINGER                                Senior Vice President,
-----------------------------------------------------                Corporate Operations
                  Kevin R. Czinger                                       and Finance
                                                         (Principal Financial and Accounting Officer)

                          *                                                Director
-----------------------------------------------------
                   David M. Beirne

                          *                                                Director
-----------------------------------------------------
                Christos M. Cotsakos

                          *                                                Director
-----------------------------------------------------
                     Tim Koogle

                          *                                                Director
-----------------------------------------------------
                  Michael J. Moritz

              *By: /s/ KEVIN R. CZINGER
-----------------------------------------------------
                  Kevin R. Czinger
                  Attorney-In-Fact

                                 EXHIBIT INDEX


                                                                        SEQUENTIALLY
EXHIBIT                                                                   NUMBERED
NUMBER                      DESCRIPTION OF DOCUMENT                         PAGE
-------                     -----------------------                     ------------
 1.1#     Form of Underwriting Agreement..............................
 3.1#     Certificate of Incorporation of the Registrant..............
 3.2#     Restated Certificate of Incorporation of the Registrant.....
 3.3#     Bylaws of the Registrant....................................
 3.4#     Restated Certificate of Incorporation of the Registrant to
          be filed following the closing of the offering..............
 4.1#     Specimen Common Stock Certificate...........................
 4.2#     Registration Rights Agreement dated October 29, 1997, as
          amended.....................................................
 5.1#     Opinion of Wilson Sonsini Goodrich & Rosati, Professional
          Corporation.................................................
10.1#     Form of Indemnification Agreement between the Registrant and each of its directors and officers..........................
10.2#     1997 Stock Plan and form of agreements thereunder...........
10.3#     1999 Employee Stock Purchase Plan...........................
10.4#     Lease Agreement dated April 1, 1998 between the Registrant and Lincoln Coliseum Distribution Center for premises in
          Oakland, California.........................................
10.5#     Lease Agreement dated March 4, 1999 between the Registrant and AMB Property, LP for premises in Atlanta, Georgia.......
10.6#     Lease Agreement dated January 21, 1997 between the
          Registrant and Dove Holdings, Inc. for premises in Foster
          City, California............................................
10.7#     Lease and Security Agreement dated November 18, 1998 between the Registrant and Lighthouse Capital Partners and other
          lenders.....................................................
10.8#     Offer Letter dated March 18, 1999 between the Registrant and
          Kevin R. Czinger............................................
10.9#     Offer Letter dated February 2, 1998 between the Registrant and Arvind Peter Relan......................................
10.10#    Offer Letter dated December 14, 1998 between the Registrant and Mark X. Zaleski.........................................
10.11#    Offer Letter dated March 31, 1997 between the Registrant and
          Gary B. Dahl................................................
10.12#    Offer Letter dated June 5, 1997 between the Registrant and
          Mark J. Holtzman............................................
10.13#    Offer Letter dated September 3, 1997 between the Registrant and S. Coppy Holzman........................................
10.14#    Contract dated July 8, 1999 for turnkey design/build
          construction and related services between the Registrant and
          Bechtel Corporation.........................................
10.15#    Warrant dated July 8, 1999 issued to Bechtel Corporation....
10.16#    Warrant dated May 27, 1998 issued to Comdisco Ventures......
10.17#    Warrant dated November 18, 1998 issued to Lighthouse Capital
          Partners....................................................
10.18#    Internet Data Services Agreement dated January 21, 1999
          between the Registrant and Exodus Communications, Inc. .....
10.19#    Nonstatutory Stock Option Plan and form of agreements
          thereunder..................................................
10.20#    Employment Agreement between the Registrant and George T.
          Shaheen.....................................................
10.21#    Offer Letter dated August 19, 1999 between the Registrant
          and Gregory Beutler.........................................
10.22#    Offer Letter dated July 25, 1999 between the Registrant and
          Vivek M. Joshi..............................................
10.23#    Offer Letter dated October 2, 1999 between the Registrant
          and Robert H. Swan..........................................
10.24     Exclusive Supply and Sole Source Agreement between the
          Registrant and Diamond Phoenix Corporation
10.25#    Offer Letter dated November 10, 1998 between the Registrant and Christian T. Mannella...................................
23.1#     Consent of Deloitte & Touche LLP, Independent Auditors......

                                                                        SEQUENTIALLY
EXHIBIT                                                                   NUMBERED
NUMBER                      DESCRIPTION OF DOCUMENT                         PAGE
-------                     -----------------------                     ------------
23.2#     Consent of Counsel (see Exhibit 5.1)........................
24.1#     Power of Attorney...........................................
24.2#     Power of Attorney...........................................
24.3#     Power of Attorney for George T. Shaheen.....................
27.1#     Financial Data Schedule.....................................

-------------------------

# Previously filed